Exhibit 99.1

For Immediate Release

Inso Corporation Enters Into Agreement to Sell
Linguistic Software Business Unit to Lernout & Hauspie

BOSTON, March 31, 1998 - Inso Corporation
(Nasdaq: INSO) today announced that it has entered into a definitive agreement to sell the assets of its linguistic software business unit to Lernout & Hauspie Speech Products NV (Nasdaq:
LHSPF) for $19.5 million, plus an additional amount for certain other assets of the business.
The purchase price will be paid 50% in cash and 50% in shares of Lernout & Hauspie common stock having a market value of $9.75 million on the day such shares are registered and available for public resale by Inso. The additional consideration for other assets will be paid in cash. Inso expects to report a net after-tax gain of approximately $11 million to $12 million as a result of the transaction. Included in the assets to be transferred are all of Inso's linguistic software products, including its proofing tools, reference works and information management tools, the Quest database search technology, and all customer and supplier agreements related to those products.

"We are extremely pleased to have concluded this agreement with Lernout & Hauspie, which has rapidly become the premier provider of linguistic technology in the software industry," said Steve Vana-Paxhia, president and CEO of Inso Corporation. "This agreement places Inso's linguistic software business within an organization dedicated to advancing this technology for the benefit of our customers and employees. At the same time, the disposition of the business will allow Inso to focus all of its energies on the dynamic and rapidly growing markets served by our Dynamic Document Exchange and Electronic Publishing Solutions businesses.
We are deeply grateful to the team that built the linguistic technology business and established Inso as a viable software company, and we wish them every success as part of Lernout & Hauspie."

"We believe there is tremendous synergy between the resources and expertise of L&H and Inso
Corporation's Linguistic Software Business
Unit," said Gaston Bastiaens, president and CEO of L&H. "Inso's linguistic engineering skills, products and technology nicely complement ours and will help enhance our existing efforts in the development of Natural Language Technology."

Completion of the transaction is subject to certain conditions, including expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust
Improvements Act. It is currently anticipated that the transaction will be consummated in the next four to six weeks.

Inso Corporation (Nasdaq: INSO) is a leading
provider of dynamic electronic publishing and
information sharing software products that
operate in environments ranging from computer
desktops to the Internet.  Inso's staff is
heavily involved in XML and other electronic
publishing standards development efforts. The
Company markets its products to major
corporations, government agencies, and end
users, as well as to original equipment
manufacturers of computer hardware and software.
Information about Inso and its products can be
found at http://www.inso.com.
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Investor Contact:          Press Contact:
Michael E. Melody          Paul Lamoureux
Tel.: (617) 753-6767       (617) 753-6854
E-mail: mmelody@inso.com   plamoureux@inso.com